Shengkai Innovations Wins Contract from Hong Kong's Power Generation Industry

TIANJIN, China, August 26 -- Shengkai Innovations, Inc. (Nasdaq: VALV; "Shengkai Innovations" or the "Company"), a leading ceramic valve manufacturer with operations in the People's Republic of China (the "PRC"), today announced that it has won its first key contract in Hong Kong.

After one year of testing and stringent selection procedures, Shengkai Innovations’ valve products have been well received by Hong Kong power generation companies due to its products’ long durability and high quality under both high temperature and high pressure. Shengkai’s V-shape ceramic ball valves can serve as direct replacements for its Indian counterparts, which its new Hong Kong customers previously used. As of August 16, 2010, Shengkai Innovations has filled 3 commercial orders under the new contract from major power generator in Hong Kong.

Mr. Chen Wang, Chairman and Chief Executive Officer of Shengkai Innovations, remarked, "We are excited about our entrance in Hong Kong as this represents a key milestone: our entry into another important market with high quality standards. With over 7 million residents, massive tourist traffic and some of world’s most active ports, Hong Kong’s power generators are under tremendous pressure to ensure ongoing electricity supplies and to avoid power outages. The selection of our valves by Hong Kong power company is an encouraging endorsement on the reliability of our ceramic products’ quality."

About Shengkai Innovations, Inc.

Shengkai Innovations is engaged in the design, manufacture and sale of ceramic valves, high-tech ceramic materials and the provision of technical consultation and related services. The Company's industrial valve products are used by companies in the electric power, petrochemical, metallurgy, and environmental protection industries as high-performance, more durable alternatives to traditional metal valves. The Company was founded in 1994 and is headquartered in Tianjin, the PRC.

The Company is one of the few ceramic valve manufacturers in the world with research and development, engineering, and production capacity for structural ceramics and is the only valve manufacturer in China that is able to produce large-sized ceramic valves with calibers of 6" or more. The Company's product portfolio includes a broad range of valves that are sold throughout the PRC, to Europe, North America, United Arab Emirates, and other countries in the Asia-Pacific region. The Company has over 400 customers, and is the only ceramic valve supplier qualified to supply SINOPEC. The Company also became a member of the PetroChina supply network in 2006.

Safe Harbor Statements

Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the effect of political, economic, and market conditions and geopolitical events, legislative and regulatory changes, the Company's ability to expand and upgrade its production capacity, the actions and initiatives of current and potential competitors, and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:

Shengkai Innovations, Inc.
David Ming He
Chief Financial Officer
Phone: +86-22-2858-8899
Email: ir@shengkai.com
Web:   http://www.shengkaiinnovations.com